Exhibit 10d

ALCOA INC.

RULES FOR STOCK OPTION AWARDS

Effective July 1999 (Revised January 1, 2004)

These rules are authorized by the Compensation Committee of the Board of Directors. They are deemed to be incorporated into and form a part of every stock option awarded under the Alcoa Stock Incentive Plan (the “Plan”) on or after July 1, 1999, unless the notification form or agreement evidencing the award provides otherwise. Paragraph 3 below also applies to options for Alcoa stock that are exercised on or after July 1, 1999.

Terms that are defined in the Plan have the same meanings in these rules, except that Alcoa or Company means Alcoa Inc. or any of its controlled subsidiaries or affiliates.

General Terms and Conditions

1.	Stock option awards are subject to the terms and conditions set forth in the related form of stock option award notification or Award Agreement (if any), the provisions of the Plan and the provisions of these rules.

2.	The grant price per share of a stock option is 100% of the fair market value per share of Alcoa Inc. common stock (Stock) on the date of grant, unless the notification form specifies a higher grant price. The date of grant is the date selected by the Committee as the date of grant or, if no date is selected, the date on which the option is awarded.

3.	Except as provided in the following subsections of this paragraph, “fair market value” per share of Stock on any given date is the mean of the high and low trading prices per share of Stock on that date as reported on the New York Stock Exchange or other stock exchange on which the Stock then principally trades. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the mean of the high and low trading prices as reported for the next preceding day on which that exchange was open for business will be used.

•	The fair market value per share on the exercise date of an option is the price at which shares that were or will be issued to the participant in connection with the option exercise are sold by the participant on the exercise date in the open market. This subsection has no application if the participant is not selling shares in the open market on the option exercise date.

•	The fair market value per share of a Reload Option is the same as the fair market value per share on the participant’s exercise of the antecedent award.

Vesting and Exercisability

4.	As a condition to exercise of a stock option award, a participant must remain an Alcoa employee actively at work until the date the option vests. If an option vests as to some but not all shares covered by the option, the participant must be an active employee on the date the relevant portion of the option vests. Except as provided in paragraph 5 below, if the participant’s employment with Alcoa terminates prior to the vesting date of the option (or relevant option portion), the option (or relevant option portion) is forfeited and is automatically canceled.

•	An option vests on the first anniversary of its grant date, unless the Committee specifies a longer vesting period with respect to all or a portion of the shares subject to the option. The

Award Agreement certificate evidencing an original option grant sets forth the vesting provisions that are applicable to that grant.

•	Original options granted after December 31, 2002 vest as to one-third on each of the first three anniversaries of the date of the option grant.

5.	The following are exceptions to the one-year and three-year vesting rules:

•	An option held by a participant who dies while an employee vests immediately but can be exercised by a legal representative or beneficiary only in accordance with the original vesting schedule.

•	An option vests and becomes exercisable immediately upon certain Change in Control events described in the Plan.

•	A Reload Option vests immediately but is not exercisable until at least 6 months after its grant date.

•	An option held by a participant who retires under a Company, subsidiary or government retirement plan at least 6 months after the grant date is not forfeited. Such option vests in accordance with the original vesting schedule of the grant.

6.	No option may be exercised after its stated termination date or prior to the date it vests or, in the case of death or retirement, the date it would have vested in accordance with its original vesting schedule.

7.	A Reload Option expires on the same date that its antecedent award would have expired if not exercised.

8.	Vested options that were issued under the Plan and are held by participants who, at least six months after the grant date, retire under a Company, subsidiary or government retirement plan in which the Participant is eligible for immediate payment of a retirement benefit will be exercisable for the remaining stated terms of the options (after the expiration of any original vesting schedule periods applicable to such options) or, if the participant dies after retiring, 5 years from the date of the participant’s death, whichever occurs first.

9.	Options held by a participant who dies while in the employ of Alcoa may be exercised by the participant’s legal representative or beneficiary beginning after the expiration of any stated period of vesting applicable to such options and ending 5 years after the participant’s death, but not later than the expiration date of the option.

10.	Vested, exercisable options held by a participant whose employment with the Company terminates (other than as a result of the participant’s retirement, death, or as provided in paragraph 11 below) may be exercised only within a period of 90 days after the date of employment termination, but not later than the expiration date of the option.

11.

If (a) the Company identifies a participant to be terminated from employment with the Company or a subsidiary of the Company as a result of a divestiture of a business or a portion of a business and (b) the participant becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the participant is not offered employment with the entity acquiring the business and is terminated by the Company or a subsidiary of the Company within 90 days of the closing of the sale, then vested, exercisable options held by such participant on the date of the closing may be exercised within a period of two years from the date the participant’s employment with the Company or a subsidiary of the Company is terminated, but not later than the expiration date of the option. For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

Option Exercise

12.	A vested, exercisable option is exercised when a notification of exercise, signed or delivered by the participant, is received by the option program administrator.

Payment of Exercise Price and Withholding Taxes

13.	Payment in full of the purchase price of an option is due on the exercise date. Payment of the option purchase price may be made:

•	in cash (including a “broker-assisted cash exercise” described in the next paragraph); or

•	by the delivery or presentation to the Company of shares of Stock that have been owned by the participant for the Minimum Holding Period (as defined below) and that have an aggregate fair market value on the date of exercise, which, together with any cash payment, equals or exceeds the option purchase price.

14.	A participant may elect to pay the cash purchase price of the option through a “broker-assisted cash exercise,” using a broker reasonably acceptable to the Company. On or prior to the exercise date, the participant must deliver to the Company the participant’s instruction directing and obligating the broker to (a) sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the option and (b) remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from the exercise. Such proceeds are due not later than the third trading day after the exercise date.

15.	Shares of Stock owned by a participant include (a) those registered in the participant’s name (or registered jointly with another person), (b) those held in a brokerage account owned by the participant individually or jointly with another person, and (c) those held in a trust, partnership, limited partnership or other entity for the benefit of the participant individually (or for the benefit of the participant jointly with another person). Notwithstanding the foregoing, Shares of Stock owned by a participant do not include shares held in any qualified plan, IRA or similar tax deferred arrangement or shares that are otherwise subject to potential accounting limitations regarding their use in stock swap transactions. The Company may require verification or proof of ownership or length of ownership of any shares delivered in payment of the purchase price of an option.

16.	The term “Minimum Holding Period” means 6 months or such other period, if any, as qualifies as the measurement period for “mature shares” under applicable generally accepted accounting principles. In calculating the number of shares available for delivery to pay the purchase price of an option, shares acquired upon exercise of a stock option (including any shares delivered or exchanged to pay the purchase price thereof or withholding taxes thereon) shall be disregarded until expiration of the Minimum Holding Period after exercise.

17.	All taxes required to be withheld under applicable tax laws in connection with a participant’s receipt of Stock upon exercise of a stock option must be paid over by the participant, in cash, immediately upon advice, unless the participant complies with the following paragraphs regarding payment using shares of Stock.

18.	A participant may satisfy his or her obligation to pay required United States’ federal, state or local withholding taxes due upon such exercise by having Alcoa withhold from the shares of Stock to be issued upon the exercise that number of shares whose fair market value on the exercise date equals the withholding amount to be paid. Withholding taxes include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes.

19.	The amount of taxes that may be paid by a participant using shares of Stock retained from the option exercise will be determined by applying the minimum rates required by applicable tax regulations.

20.	The election to use Stock to satisfy a participant’s withholding obligation must be made, in writing, not later than at the time of exercise of the stock option.

Reload Options

21.	The reload feature applicable to all stock option awards granted under the Plan and under the Prior Plan prior to January 1, 2004 is being eliminated. Notwithstanding the foregoing, with respect to all stock options (other than discount options) issued under the Plan or Prior Plan on or before December 31, 2002, the participant may, with respect to each such option or option portion, one time after January 1, 2004, during the regular term of the option, elect in writing at the time of exercise of such option that one-half of the shares to be received by the participant upon such exercise shall be Restricted Shares, with the result that a new option will be granted. A special reload rule described in paragraph 24 below applies to that portion of the 2003 stock option grant that vests in 2004.

22.	The above election is permitted only where the participant is actively employed by the Company on the exercise date and the fair market value per share of Stock is at least $2.50 greater than the exercise price of the antecedent award.

To qualify to make this election, the participant also must either use already-owned shares to pay the purchase price of the option being exercised or, in limited instances described in subparagraph 25(A) below, may pay the exercise price in cash (a “Cash Reload Exercise”). Payment in cash includes a broker-assisted cash exercise, as described in paragraph 14, above.

23.	No stock option grants issued after January 1, 2004 will include a reload feature. This applies to both original grants and grants made as a result of reloading of any options granted prior to January 1, 2004.

24.	In accordance with the terms and conditions of the 2003 option grant, the reload feature of the 2003 grant is cancelled; however, the one-third of that grant that vests in 2004 will be given a special reload window from vest date until December 31, 2004. The option granted as a result of any such reload exercise will not have a reload feature.

25.	(A) Original Options (that is, options that are evidenced by a written Award Agreement certificate) granted prior to June 1, 2000 (“Pre-June 2000 Original Options”) may be exercised in whole or in part in one or more Cash Reload Exercises. A participant may effect a Cash Reload Exercise on not more than two occasions annually of any Reload Option issued prior to January 1, 2004 that relates to a Pre-June 2000 Original Option. For purposes of this subparagraph 25(A), a participant may aggregate together and treat as one exercise any or all such grants of Reload Options that have the same expiration date.

(B) Original Options granted on or after June 1, 2000 (and any Reload Options granted with respect to such Original Options) are not eligible for Cash Reload Exercises.

26.	Upon any exercise when the reload feature has been validly elected, one-half of the net shares received by the participant upon such exercise (rounded down to eliminate any fraction) will be Restricted Shares and the balance will not be Restricted Shares. Net shares are determined after any share withholding for taxes.

27.	Restricted Shares means shares of Stock that are fully vested, but that are not transferable prior to the end of the restriction period, except to a personal or family trust established by the participant or to a trust or special purpose subsidiary established by the Company for this purpose. The Company shall implement reasonable verification procedures to assure continued ownership of shares maintained in a personal or family trust. Restricted Shares have full, immediate voting and dividend rights. Despite this restriction, the Restricted Shares may be used to pay an option purchase price provided they satisfy the Minimum Holding Period requirement.

28.	The restriction period for Restricted Shares is 5 years from the date they are issued.

29.	The restriction period for Restricted Shares issued under the Prior Plan on or prior to July 1, 1994 ended on July 1, 1999. The restriction period for other Restricted Shares issued under the Prior Plan ends on the fifth anniversary of their original issuance date. The restriction period for shares issued as stock dividends (including stock splits) on Restricted Shares is measured from the issuance date of the underlying Restricted Shares.

30.	The grant date of a Reload Option is the exercise date of the antecedent award.

31.	The number of shares of Stock covered by a Reload Option equals the difference between the number of shares covered by the exercised option, minus (i) the net number of shares (after any share withholding for taxes) delivered to the participant for such exercise (including the Restricted Shares) where the purchase price of the exercised option was paid using already owned shares, and (ii) the net appreciation realized upon exercise (after payment of any required withholding taxes) divided by the fair market value on the date of grant where such purchase price was paid wholly or partly in cash.

32.	Neither the election of Restricted Shares nor the exercise of a Reload Option creates or implies an obligation on the part of the Company or the participant with respect to continuation of employment with the Company.

33.	Upon completion of an exercise or series of exercises involving the grant of one or more Reload Options, the participant shall receive a notification showing the participant’s name, the number of shares covered by the option, the grant date, the exercise price and the expiration date of the option. Such notification, together with these rules as in effect on the grant date of the option (or any later version of these rules that specifically provides for their applicability to such option), shall constitute the binding Award Agreement between the Company and the participant for the option granted as a result of exercise of the reload.

34.	The Company reserves the right to legend any share certificates for Restricted Shares, to retain custody of Restricted Share certificates until the applicable restriction period terminates and to take other actions designed to assure compliance with applicable securities laws and stock exchange rules.

35.	The Committee reserves the right to alter or discontinue the reload feature in options granted under the Plan.

Beneficiaries

36.	Participants will be entitled to designate one or more beneficiaries to receive all stock option awards that are unexercised at the time of the participant’s death. All beneficiary designations will be on a beneficiary designation form approved for the Plan. Copies of the form are available from the stock option program administrator.

37.	Beneficiary designations on an approved form will be effective at the time received by the stock option plan administrator. A participant may revoke a beneficiary designation at any time by written notice to the stock option plan administrator or by filing a new designation form. Any designation form previously filed by a participant will be automatically revoked and superseded by a later-filed form.

38.	A participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

39.	On the beneficiary designation form, it is recommended that the participant’s signature be witnessed by two persons. However, no person named as a beneficiary on the form should sign as a witness. If the participant is married at the time the beneficiary designation form is filed, then, unless the participant’s spouse is the sole beneficiary named on the form, it is recommended that the spouse also sign. The spouse’s signature should be notarized.

40.	The failure of any participant to obtain any recommended signature on the form will not invalidate the beneficiary designation or prohibit Alcoa from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any option award prior to the death of the participant who designated such beneficiary.

41.	Unless the participant indicates on the form that a named beneficiary is to receive unexercised options only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled and required to join in the exercise of the option. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such option awards.

42.	Should a beneficiary die after the participant but before the option is exercised, such beneficiary’s rights and interest in the option award will be transferable by last will and testament of the beneficiary or the laws of descent and distribution. A named beneficiary who predeceases the participant will obtain no rights or interest in a stock option award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the participant on the form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the participant’s death, and all members of the class will be deemed to take “per capita.”

Transferable Options

43.	Only options that have been designated as options which may be transferred by participants to family members (“transferable options”) will be transferable by participants during the term of the option, subject to and in accordance with the provisions of the following paragraphs.

44.	Transferable options may be transferred to one or more immediate family members, individually or jointly. Immediate family members shall be deemed to include the participant’s spouse, parents, siblings, children, grandchildren and the spouse of any parent, sibling, child or grandchild, in each case determined at the effective time of transfer. A trust, each of whose beneficiaries is the participant or an immediate family member, will be deemed to be a family member for purposes of these rules.

45.	A transfer shall be effective on the date written notice thereof, on a form approved for this purpose, is received by the Company’s stock option program administrator. As a condition to transfer, the participant shall agree to remain responsible to pay in cash the applicable taxes due upon exercise of the option by the transferee. The participant or the participant’s estate will be required to provide sufficient evidence of ability to pay such taxes upon the Company’s request.

46.	A transfer shall be irrevocable; no subsequent transfer by the transferee shall be effective. Notwithstanding the foregoing, a transferee shall be entitled to designate a beneficiary in accordance with the provisions of paragraphs 36-42 above. Except where a beneficiary has been designated, in the event of death of the transferee prior to option exercise, the transferee’s option will be transferable by last will and testament of the beneficiary or the laws of descent and distribution.

47.	The reload feature of an option, if any, will not be available to any transferee exercising an option.

48.	Except as modified by the provisions of paragraphs 43-47, all terms applicable to option exercises by participants are applicable to exercises by transferees. The stock option program administrator may make and publish additional rules applicable to exercises by transferees not inconsistent with these provisions.

ASIP OPTION RULES (JANUARY 2004)